Exhibit 3.19

CERTIFICATE OF FORMATION

OF

MEDSOURCE TECHNOLOGIES HOLDINGS, LLC

This Certificate of Formation of MedSource Technologies Holdings, LLC, dated as of July 1, 2008, is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is MedSource Technologies Holdings, LLC (the “Company”).

SECOND. The address of the registered office of the Company in the State of Delaware, County of New Castle, is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware, County of New Castle, is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Justin S. Cooke
Name:	Justin S. Cooke
Title:	Authorized Person